Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use in this Registration Statement on Form S-8 of Rice Energy Inc. of the name Netherland, Sewell & Associates, Inc.; to the incorporation by reference of our reserves reports of Rice Drilling B LLC’s proved natural gas reserves estimates and future net revenue at December 31, 2011, December 31, 2012 and September 30, 2013; and our corresponding reserves reports, dated September 27, 2013, September 27, 2013, and October 29, 2013, filed as exhibits to the prospectus included in Rice Energy Inc.’s Registration Statement on Form S-1 (No. 333-192894) (the “Registration Statement”). We also consent to the incorporation by reference of our reserves reports of Alpha Shale Resources, LP’s proved natural gas reserves estimates and future net revenue at December 31, 2012 and September 30, 2013, and our corresponding reserves reports, dated September 27, 2013 and October 29, 2013, filed as exhibits to such Registration Statement. We also consent to the incorporation by reference to our firm as experts in such Registration Statement, including in the prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officers

Houston, Texas

January 27, 2014